SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
 ————————————————
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2010

ATLANTIC COAST FEDERAL CORPORATION
(Exact name of Registrant as specified in its charter)

Federal (State or Other Jurisdiction of Incorporation)	000-50962 (Commission File Number)	59-3764686 (I.R.S. Employer Identification No.)

505 Haines Avenue, Waycross, Georgia 31501
 (Address of principal executive offices)

(800) 342-2824
Registrant's telephone number, including area code

Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Employment Agreement with Jay Sidhu.  On June 25, 2010, Atlantic Coast Federal Corporation entered into an employment agreement with Jay Sidhu, Executive Chairman of the Board of Atlantic Coast Federal Corporation.  The term of the employment agreement is for three years, commencing on June 25, 2010.  At least 60 days prior to the anniversary date of the agreement, the disinterested members of the board of directors of Atlantic Coast Federal Corporation must conduct a comprehensive performance evaluation and affirmatively approve any extension of the agreement for an additional year or determine not to extend the term of the agreement.  If the board of directors determines not to extend the term, it must notify Mr. Sidhu at least 30 days, but not more than 60 days, prior to such date.  The agreement provides for a base salary of $250,000.  In addition, Atlantic Coast Federal Corporation will accrue salary on behalf of Mr. Sidhu at a rate of $250,000 from June 1, 2010 until the completion of the conversion of Atlantic Coast Federal, MHC (the mutual holding company of Atlantic Coast Federal Corporation) from the mutual holding company to full stock form of the ownership (the “Second-Step Conversion”), which will be payable to him in the first regular payroll thereafter.  In addition to base salary, the agreement provides for, among other things, participation in incentive programs and other employee pension benefit and fringe benefit plans.  Furthermore, upon completion of the Second-Step Conversion, Mr. Sidhu will be paid $150,000 as a completion bonus.

On June 28, 2010 Mr. Sidhu was granted 100,000 stock option awards under the Atlantic Coast Federal Corporation 2005 Stock Option Plan and 7,000 restricted stock awards under the Atlantic Coast Federal Corporation 2005 Recognition and Retention Plan.  With respect to the 100,000 stock option awards, Mr. Sidhu will have the right to purchase shares of common stock of Atlantic Coast Federal Corporation at an exercise price of $2.93 per share for a period of 10 years following the date of grant.  Mr. Sidhu’s stock option awards and restricted stock awards will vest at a rate of 20% per year, beginning on the first anniversary date following the date of grant.  However, Mr. Sidhu’s stock option awards and restricted stock awards fully vest in the event of his termination of service due to death or disability, or following a change in control of Atlantic Coast Federal Corporation.

Certain events resulting in Mr. Sidhu’s termination or resignation (“event of termination”) will entitle him to payments of severance benefits following termination of employment, including in connection with a change in control of Atlantic Coast Federal Corporation or Atlantic Coast Bank.  Mr. Sidhu will be entitled to severance benefits under the agreement in the event (i) his employment is involuntarily terminated (for reasons other than cause, death, disability or retirement) or (ii) he resigns during the term of the agreement within two years after any of the following events: (A) the failure to elect or reelect or to appoint or reappoint him to his executive position, or a material change in his functions, duties or responsibilities, which change would cause his position to become of lesser responsibility, importance or scope of authority, (B) a relocation of his principal place of employment by more than 50 miles from Jacksonville, Florida, (C) a material reduction in his salary or benefits other than as part of an employee wide reduction, or (D) a material breach of the agreement by Atlantic Coast Federal Corporation, which would entitle him to an immediate cash lump sum severance payment equal to three times the sum of his: (i) highest annual rate of base salary at any time during the term of the agreement and (ii) highest annual bonus and non-equity compensation received during the latest three calendar years prior to the termination.  In addition, Mr. Sidhu would be entitled, at no expense to him, to the continuation of substantially comparable life, disability and non-taxable medical and dental insurance coverage until the early of 36 months following his date of termination, or the date on which he obtains substantially similar coverage from a new employer.

Notwithstanding any provision to the contrary in the agreement, in the event any severance payments that are made in connection with a change in control of Atlantic Coast Bank or Atlantic Coast Federal Corporation constitute an “excess parachute payment” subject to excise taxes under Section 280G of the Internal Revenue Code, the severance payments under the agreement will be reduced accordingly to avoid excise taxes.

The agreement provides that for one year following Mr. Sidhu’s termination (other than termination of employment following a change in control), Mr. Sidhu agrees not to (i) compete with Atlantic Coast Federal Corporation or Atlantic Coast Bank within 50 miles of the locations in which Atlantic Coast Federal Corporation or Atlantic Coast Bank has business operations or has filed an application for regulatory approval to establish an office; (ii)  directly or indirectly solicit or any officer or employee to terminate their employment with Atlantic Coast Bank or Atlantic Coast Federal Corporation; or (iii) solicit or cause any customer of Atlantic Coast Bank to terminate an existing business or commercial relationship with Atlantic Coast Bank.

The foregoing description of the employment agreement with Mr. Sidhu is qualified in its entirety by reference to the employment agreement that is attached hereto as Exhibit 10.1 of this Current Report on Form 8-K, and is incorporated by reference into this Item 5.02.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired: None
(b)	Pro Forma Financial Information: None
(c)	Shell company transactions: None
(d)	Exhibits:
	Exhibit Number	Description
	Exhibit 10.1	Employment Agreement between Atlantic Coast Federal Corporation and Jay Sidhu

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTIC COAST FEDERAL CORPORATION

Date: June 30, 2010	By: /s/ Robert J. Larison, Jr.
Robert J. Larison, Jr.
President and Chief Executive Officer
(Duly Authorized Representative)